Exhibit 99.1

Worthington Reports First Quarter Fiscal 2016 Results

COLUMBUS, Ohio, September 23, 2015 – Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $758.1 million and net earnings of $31.4 million, or $0.48 per diluted share, for its fiscal 2016 first quarter ended August 31, 2015, which included pre-tax impairment and restructuring charges totaling $6.1 million, reducing earnings per diluted share by $0.06.  In last year’s first quarter, the Company reported net sales of $862.4 million and net earnings of $44.2 million, or $0.63 per diluted share.  Net earnings in the first quarter of the prior year included pre-tax impairment and restructuring charges totaling $2.1 million, which reduced earnings per diluted share by $0.02.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	1Q 2016	4Q 2015	1Q 2015
Net sales	$758.1	$846.0	$862.4
Operating income	31.0	27.2	52.2
Equity income	26.6	18.4	27.9
Net earnings	31.4	28.9	44.2
Earnings per share	$0.48	$0.44	$0.63

“The Company generated solid earnings and free cash flow in our first quarter despite some challenging end markets,” said John McConnell, Chairman and CEO.  “Declining steel prices continued to hamper our earnings in Steel Processing but our team performed well generating steady volume led by the heavy-duty truck market.  Cylinders saw good results in Industrial and Consumer Products, while Oil and Gas Equipment sales were weak resulting in aggressive cost reductions to maintain profitability. Our joint ventures continued to perform well.”  McConnell added, “The consolidation plan in Engineered Cabs will be completed by the end of this month positioning it for better results.”

Consolidated Quarterly Results

Net sales for the first quarter were $758.1 million, down 12% from the comparable quarter in the prior year, when net sales were $862.4 million. The decrease was driven by lower volume in all business segments, combined with lower average selling prices in Steel Processing driven by the decline in steel prices.

Gross margin declined $16.5 million from the prior year quarter to $113.0 million on lower volume and the unfavorable impact of inventory holding losses in Steel Processing in the current quarter due to the decline in steel prices.

Operating income for the current quarter was $31.0 million, a decrease of $21.2 million from the prior year quarter.  In addition to lower gross margin, operating income in the current quarter was negatively impacted by higher impairment and restructuring charges.  Impairment and restructuring charges in the current quarter totaled $6.1 million and were driven primarily by the pending closure of the Engineered Cabs facility in Florence, SC.

Interest expense was $7.9 million for the current quarter, compared to $9.5 million in the comparable period of the prior year.  The decrease was driven by lower average debt levels.

The Company’s portion of equity income from unconsolidated joint ventures decreased $1.3 million from the prior year quarter to $26.6 million on total joint venture sales of $404.5 million. Higher contributions from WAVE and ClarkDietrich were more than offset by lower earnings at Serviacero, which was negatively impacted by lower steel prices, and $1.7 million of product development expenses related to the Alternative Fuels business.

Income tax expense was $14.7 million in the current quarter compared to $22.1 million in the comparable quarter in the prior year.  The decrease was primarily due to lower earnings.  The current quarter tax expense reflected an estimated annual effective rate of 31.8% compared to 32.8% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $603.8 million, down $66.9 million from May 31, 2015, due to lower short-term borrowings.  As of August 31, 2015, $18.7 million was drawn on the Company’s $500 million revolving credit facility.  The Company had $18.8 million of cash at quarter end.

Quarterly Segment Results

Steel Processing’s net sales of $490.8 million were down 11%, or $61.5 million, from the comparable prior year quarter on lower toll volume and lower average selling prices.  Operating income of $23.6 million was $12.3 million lower than the prior year quarter due primarily to the unfavorable impact of inventory holding losses in current quarter compared to gains in the prior year quarter and lower toll volume.  The Rome Strip Steel facility acquired in January 2015 continues to perform well providing additional volume and operating income.

Pressure Cylinders’ net sales of $224.4 million were down 10%, or $24.6 million, from the comparable prior year quarter driven primarily by lower volume in Oil and Gas Equipment.  Operating income of $16.8 million was $2.8 million lower than the prior year quarter as declines in Oil and Gas Equipment more than offset improvements in Industrial and Consumer Products.

Engineered Cabs’ net sales of $38.6 million were $11.0 million, or 22% below the prior year quarter due to the January 2015 sale of the assets of Advanced Component Technologies, Inc. and lower volume in the construction and agriculture markets.  Operating loss in the current quarter increased $7.2 million to $9.3 million due to higher impairment and restructuring charges and the unfavorable impact of lower volume.  Impairment and restructuring charges of $4.9 million in the current quarter related to the pending closure of the Engineered Cabs facility in Florence, SC.

The “Other” category includes the Construction Services and Energy Innovations businesses, as well as non-allocated corporate expenses.  Operations in the “Other” category reported net sales of $4.3 million, a decrease of $7.3 million from the prior year quarter on lower volume in Construction Services, which the Company is exiting.  The operating loss of $0.2 million was driven primarily by the loss within the Construction Services business.

Recent Business Developments

•	During the quarter, the Company repurchased a total of 1,000,000 common shares for $27.6 million at an average price of $27.58.

•	On September 23, 2015, the Board of Directors declared a quarterly dividend of $0.19 per share payable on December 29, 2015 to shareholders of record on December 15, 2015.

Outlook

“In the face of challenging markets, we are pleased with the Company’s performance and we are optimistic about our momentum going into the next quarter,” McConnell said.  "However, we are mindful of the uncertainty of the macro economic issues and we remain focused on the things we can control.  We re-launched our lean Transformation process across the Company and we have already seen a positive impact from several Kaizen events.  Our innovation teams are helping us launch new consumer products in Cylinders with more in development.”

Conference Call

Worthington will review first quarter results during its quarterly conference call on September 24, 2015, at 10:30 a.m., Eastern Daylight Saving Time.  Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2015 fiscal year sales of $3.4 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for industrial gas and cryogenic applications, CNG and LNG storage, transportation and alternative fuel tanks, oil and gas equipment, and brand consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions;  automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 10,000 people and operates 84 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans;  the ability to correct performance issues at operations;  future or expected growth, forward momentum,  performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company’s filings with the United States  Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended May 31, 2015.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended
	August 31,
	2015	2014
Net sales	$758,147	$862,414
Cost of goods sold	645,131	732,907
Gross margin	113,016	129,507
Selling, general and administrative expense	75,951	75,255
Impairment of long-lived assets	3,000	1,950
Restructuring and other expense	3,069	100
Operating income	30,996	52,202
Other income (expense):
Miscellaneous income (expense)	(578)	323
Interest expense	(7,854)	(9,516)
Equity in net income of unconsolidated affiliates	26,581	27,924
Earnings before income taxes	49,145	70,933
Income tax expense	14,708	22,113
Net earnings	34,437	48,820
Net earnings attributable to noncontrolling interests	3,027	4,652
Net earnings attributable to controlling interest	$31,410	$44,168

Basic
Average common shares outstanding	63,993	67,567
Earnings per share attributable to controlling interest	$0.49	$0.65

Diluted
Average common shares outstanding	65,729	69,738
Earnings per share attributable to controlling interest	$0.48	$0.63

Common shares outstanding at end of period	63,343	67,424

Cash dividends declared per share	$0.19	$0.18

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	August 31,	May 31,
	2015	2015
Assets
Current assets:
Cash and cash equivalents	$18,772	$31,067
Receivables, less allowances of $2,909 and $3,085 at August 31, 2015
and May 31, 2015, respectively	431,586	474,292
Inventories:
Raw materials	195,695	181,975
Work in process	104,775	107,069
Finished products	82,329	85,931
Total inventories	382,799	374,975
Income taxes receivable	2,868	12,119
Assets held for sale	23,450	23,412
Deferred income taxes	21,731	22,034
Prepaid expenses and other current assets	53,630	54,294
Total current assets	934,836	992,193
Investments in unconsolidated affiliates	201,383	196,776
Goodwill	239,632	238,999
Other intangible assets, net of accumulated amortization of $51,831 and
$47,547 at August 31, 2015 and May 31, 2015, respectively	114,799	119,117
Other assets	24,500	24,867
Property, plant & equipment:
Land	15,842	16,017
Buildings and improvements	218,809	218,182
Machinery and equipment	889,290	872,986
Construction in progress	59,061	40,753
Total property, plant & equipment	1,183,002	1,147,938
Less: accumulated depreciation	652,242	634,748
Property, plant and equipment, net	530,760	513,190
Total assets	$2,045,910	$2,085,142

Liabilities and equity
Current liabilities:
Accounts payable	$317,552	$294,129
Short-term borrowings	22,039	90,550
Accrued compensation, contributions to employee benefit plans
and related taxes	63,823	66,252
Dividends payable	12,712	12,862
Other accrued items	67,250	56,913
Income taxes payable	11,217	2,845
Current maturities of long-term debt	846	841
Total current liabilities	495,439	524,392
Other liabilities	56,575	58,269
Distributions in excess of investment in unconsolidated affiliate	58,728	61,585
Long-term debt	580,901	579,352
Deferred income taxes	15,376	21,495
Total liabilities	1,207,019	1,245,093
Shareholders' equity - controlling interest	749,884	749,112
Noncontrolling interests	89,007	90,937
Total equity	838,891	840,049
Total liabilities and equity	$2,045,910	$2,085,142

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	August 31,
	2015	2014
Operating activities
Net earnings	$34,437	$48,820
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21,440	20,367
Impairment of long-lived assets	3,000	1,950
Provision for deferred income taxes	(5,540)	(535)
Bad debt expense (income)	10	(203)
Equity in net income of unconsolidated affiliates, net of distributions	(5,513)	(6,990)
Net loss (gain) on sale of assets	1,606	(2,830)
Stock-based compensation	3,777	4,355
Excess tax benefits - stock-based compensation	(824)	(5,132)
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	42,629	12,752
Inventories	(7,824)	(51,217)
Prepaid expenses and other current assets	11,166	(2,872)
Other assets	442	121
Accounts payable and accrued expenses	42,184	41,890
Other liabilities	(3,187)	(5,991)
Net cash provided by operating activities	137,803	54,485

Investing activities
Investment in property, plant and equipment	(38,497)	(23,873)
Investment in notes receivable	-	(5,000)
Acquisitions, net of cash acquired	-	(36,550)
Investments in unconsolidated affiliates	(1,687)	(3,800)
Proceeds from sale of assets and insurance	131	265
Net cash used by investing activities	(40,053)	(68,958)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(68,511)	555
Proceeds from long-term debt	921	-
Principal payments on long-term debt	(208)	(302)
Payments for issuance of common shares	(602)	(1,020)
Excess tax benefits - stock-based compensation	824	5,132
Payments to noncontrolling interest	(3,336)	(2,867)
Repurchase of common shares	(27,582)	(20,071)
Dividends paid	(11,551)	(10,112)
Net cash used by financing activities	(110,045)	(28,685)

Decrease in cash and cash equivalents	(12,295)	(43,158)
Cash and cash equivalents at beginning of period	31,067	190,079
Cash and cash equivalents at end of period	$18,772	$146,921

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended
	August 31,
	2015	2014
Volume:
Steel Processing (tons)	866,376	905,461
Pressure Cylinders (units)	19,219,410	20,370,385

Net sales:
Steel Processing	$490,800	$552,331
Pressure Cylinders	224,394	248,959
Engineered Cabs	38,617	49,554
Other	4,336	11,570
Total net sales	$758,147	$862,414

Material cost:
Steel Processing	348,245	394,892
Pressure Cylinders	99,064	118,437
Engineered Cabs	17,981	22,022

Selling, general and administrative expense:
Steel Processing	$32,915	$31,900
Pressure Cylinders	36,874	35,013
Engineered Cabs	5,408	6,824
Other	754	1,518
Total selling, general and administrative expense	$75,951	$75,255

Operating income (loss):
Steel Processing	$23,638	$35,869
Pressure Cylinders	16,819	19,606
Engineered Cabs	(9,291)	(2,145)
Other	(170)	(1,128)
Total operating income	$30,996	$52,202

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended
	August 31,
	2015	2014
Volume (units):
Consumer Products	11,977,945	12,346,630
Industrial Products	7,147,952	7,916,492
Alternative Fuels	91,956	104,089
Oil and Gas Equipment	1,320	2,987
Cryogenics	237	187
Total Pressure Cylinders	19,219,410	20,370,385

Net sales:
Consumer Products	$54,958	$55,600
Industrial Products	105,106	109,091
Alternative Fuels	24,818	21,779
Oil and Gas Equipment	32,884	57,336
Cryogenics	6,628	5,153
Total Pressure Cylinders	$224,394	$248,959

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands)

The following provides detail of impairment of long-lived assets and restructuring and other expense included in operating income by segment.

	Three Months Ended
	August 31,
	2015	2014
Impairment of long-lived assets:
Steel Processing	$-	$1,950
Pressure Cylinders	-	-
Engineered Cabs	3,000	-
Other	-	-
Total impairment of long-lived assets	$3,000	$1,950

Restructuring and other expense (income):
Steel Processing	$462	$(30)
Pressure Cylinders	731	23
Engineered Cabs	1,878	-
Other	(2)	107
Total restructuring and other expense	$3,069	$100